State of Delaware Secretary of State Division of Corporations Delivered 04:04 PM10/21/2021 FILED 04:04 PM 10/21/2021 SR 20213580276 - File Number 6179060

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

BLUEROCK INSTITUTIONAL HIGH INCOME CREDIT FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Bluerock Institutional High Income Credit Fund

2.	The Certificate of Trust is hereby amended as follows:

The Certificate of Trust is amended by striking therefrom Article 1. in its entirety and by adding a new Article 1. to read in full as follows:

1.	The name of the Trust is: Bluerock High Income Institutional Credit Fund (hereinafter, the "Trust").

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 21st day of October, 2021.

By:	/S/ R. RAMIN KAMFAR
R. Ramin Kamfar, Trustee